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                                                                    EXHIBIT 10.6

                                 CYNOSURE, INC.
                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of ___________September 2003 by and between Cynosure, Inc., a Delaware corporation (the "Company") and Douglas Delaney ("Employee").

                                   BACKGROUND

      A. The Company desires to retain the services of Employee as National Sales Director(for the U.S. only) of the Company from the date of this Agreement (the "Effective Date"). The Company also desires to provide employment security to Employee, thereby inducing Employee to continue employment with the Company and enhancing Employee's ability to perform effectively.

      B. Employee is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

      THE PARTIES AGREE AS FOLLOWS:

1. EMPLOYMENT. Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.    DUTIES.

      2.1 Position. Employee is employed as the National Sales Director (for the U.S. only) of the Company and shall have the duties and responsibilities assigned by the Board of Directors or the Chief Executive Officer of the Company, both upon initial hire and as may be reasonably assigned from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee.

      2.2 Best Effort/Full-time. Employee will expend Employee's best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of Company at all times, Employee shall devote Employee's full business time and efforts to the performance of Employee's assigned duties for Company, unless Employee notifies Company in advance of Employee's intent to engage in other paid work and receives Company's express written consent to do so.

      2.3 Work Location. Employee's principal place of work shall be located in New Jersey or such other location as the parties may agree upon from time to time.

3. TERM. The employment relationship pursuant to this Agreement shall be without a term, and can be terminated in accordance with Section 7 below.

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4.    COMPENSATION.

      4.1 Base Salary. As compensation for Employee's performance of Employee's duties hereunder, Company shall pay to Employee an initial Base Salary of $100,000 Per year, subject to annual review and adjustment by the Board of Directors, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Notwithstanding the foregoing, for the period ending December 31, 2003, employee will be eligible to receive a monthly base salary of $12,666, and to the bonus compensation defined in section 4.3 below. In the event Employee's employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary, accrued bonus and fringe benefits prorated to the date of termination.

      4.2 Incentive Compensation. Employee will be eligible to earn incentive compensation beginning January 1st, 2004.

            (a) Sales incentive: Employee will be eligible an incentive based on yearly National (U.S. only) revenues for Laser Systems ("Revenues") For 2004, Employee will receive a 1% commission for all Revenues within Budget ($10 Million), 2% commission for all Revenues over Budget up to $12.5 Million, and 2.5% commission for all Revenues over 125% of budget. Payments for the first six months will be effected monthly on the assumption of monthly Revenues equal to (1/12) of yearly Budget, and will be considered in account. After the first six months, an adjustment will be effected based on actual sales for the 6 months, and from then on payments will be effected according to actual revenues of the previous month. All commission payments will be made less required deductions for state and federal withholding tax, social security, and other employment taxes and payroll deductions.

            (b) Margin Incentive: For 2004, Employee will be eligible to receive payment of $10,000 bonus upon achievement of the National Sales budget and an increase of 2% (points) of the Gross margin percentage on National Revenues with respect to the Gross margin percentage on National Sales for year 2003. Upon achievement of the bonus target, $10,000 of extra bonus will be assigned for every further 2% increase of the Gross margin percentage on National sales with respect to the year 2003 benchmark. Payment will be made less required deductions for state and federal withholding tax, social security, and other employment taxes and payroll deductions.

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      4.3 Bonus incentive. For the period ending December 31, 2003, employee will be eligible to receive a bonus compensation for a maximum of $12,000 based upon achievement of selected targets to be agreed upon with the CEO. All bonus payments will be made less required deductions for state and federal withholding tax, social security, and other employment taxes and payroll deductions.

      4.4 Performance and Salary Review. After the first year of employment, Company will periodically review Employee's performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by Company in its sole and absolute discretion.

      4.4 Stock Compensation. Employee will be granted stock purchase rights under the Cynosure Stock Compensation Plan in accordance with the draft Stock Compensation Plan, Stock Purchase Rights Agreement, and Tax Bonus attached hereto, as soon as possible after approval by the Company's shareholders and directors.

5.    EMPLOYEE FRINGE BENEFITS AND OTHERS.

      5.1 Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to executives of the Company, including but not limited to medical, dental and life insurance and participation in the Company's 401k plan, subject to the terms and conditions of the Company's benefit plan documents. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

      5.2 Vacation. Employee is entitled to a total of two weeks paid leave per year.

      5.3 Car Allowance. Employee is entitled to a monthly car allowance of $700.00.

6. BUSINESS EXPENSES. Employee will be reimbursed for all reasonable, out-of pocket business expenses incurred in accordance with the Company's travel policies in the Performance of Employee's duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies.

7.    TERMINATION OF EMPLOYEE'S EMPLOYMENT.

      7.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee with respect to Employee's obligations to the Company or otherwise relating to the business of Company, in each case as determined in good faith by the Company; (b) Employee's material breach of this Agreement or the Company's Employee Innovations and Proprietary Rights Agreement; (c) Employee's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude;

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      (d) Employee's willful neglect of duties as determined in the good faith by Company; (e) Employee's failure to perform the essential functions of Employee's position, with reasonable accommodation, due to a mental or physical disability (f) Employee's knowingly withholding material information (in his or her area of responsibility) from the CEO or the Board of Directors. In the event Employee's employment is terminated in accordance with this subsection 7.1, Employee shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Employee will not be entitled to receive the Severance Payment described in subsection 7.2 below.

      7.2 Termination Without Cause by Company/Severance. Company may terminate Employee's employment under this Agreement without Cause at any tune on thirty (30) days' advance written notice to Employee In the event any such termination shall occur, Employee will receive the Base Salary and fringe benefits then in effect, prorated to the date of termination, and a "Severance Payment" equivalent to TWELVE (_12_) months of Employee's Base Salary then in effect on the date of termination, provided that Employee,
      (a) complies with all surviving provisions of this Agreement as specified in subsection 14.8 below; and (b) executes a full general release, releasing all claims, known or unknown, that Employee may have against Company arising out of or any way related to Employee's employment or termination of employment with Company.

      7.3 Resignation by Employee for Good Cause. Employee may resign Employee's position with the Company at any time for Good Reason as defined below. In the event of such termination, Employee will receive from the Company the Base Salary and fringe benefits then in effect, prorated to the date of termination, and a Severance Payment as set forth in Section 7.2. For purposes of this Agreement, "Good Reason" is defined as a good faith determination by Employee that there has (i) a diminution in Employee's position, authority or responsibilities and a reduction by 10% in Employee's salary or benefits; (ii) a breach by the Company of this Agreement.

      7.4 Voluntary Resignation by Employee. Employee may voluntarily resign Employee's position with Company at any time on thirty (30) days' advance written notice. In the event of such resignation, Employee will be entitled to receive only the Base Salary, and fringe benefits for the thirty-day notice period, and Employee will not be entitled to receive the Severance Payment described in subsection 7.2 above.

8. NO CONFLICT OF INTEREST. During the term of Employee's employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder (in excess of 5% of publicly traded companies), volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Employee's, employment with Company, as may be determined by Company in its sole discretion, if Company believes such a conflict exists during the term of this Agreement, Company may ask Employee to choose

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      to discontinue the other work or resign employment with Company. In addition, Employee agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company's prior written consent, during the term of Employee's employment.

9.    POST-TERMINATION NON-COMPETITION.

      9.1 Consideration For Promise To Refrain From Competing. Employee agrees that Employee's services are special and unique, that Company's disclosure of confidential, proprietary information and specialized training and knowledge to Employee, and that Employee's level of compensation and benefits and post-termination severance, as applicable, are partly in consideration of and conditioned upon Employee not competing with Company. Employee acknowledges that such consideration for Employee's services under this Agreement is adequate consideration for Employee's promises contained within this Section 9.

      9.2 Promise To Refrain From Competing. Employee understands Company's need for Employee's promise not to compete with Company is based on the following: (a) Company has expended, and will continue to expend, substantial time, money and effort in developing its confidential and proprietary information; (b) Employee will in the course of Employee's employment develop, be personally entrusted with and exposed to such confidential and proprietary information; (c) both during and after the term of Employee's employment, Company will be engaged in the highly competitive laser manufacturing industry; (d) Company provides products and services nationally and may provide products and services internationally in the future; and (e) Company will suffer great loss and irreparable harm if Employee were to enter into competition with Company. Therefore, in exchange for the consideration described in subsection 9.1 above, Employee agrees that for the period of one (1) year following the date Employee ceases to render services to Company (the "Covenant Period"), Employee will not either directly or indirectly, whether as a owner, director, officer, manager, consultant, agent or employee: (i) work for a competitor, which is defined to include any individual, firm, entity or business enterprise that manufactures, sells or distributes lasers, "IPL" and "LED" devices with cosmetic and/or competing medical applications, other than Company (or such parent, affiliate or subsidiary, in any geographical area where Company is now engaged in business, or becomes engaged, during the term of Employee's employment ("Restricted Business"); or (ii) make or hold any investment in any Restricted Business in the United States, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than one percent (1%) of the listed or traded stock of any publicly held corporation. For purposes of this
      Section 9, the term "Company" shall mean and include Company, any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Employee may serve as a director, officer or employee at the request of Company or any successor of Company.

      9.3 Reasonableness of Restrictions. Employee represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this

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      Section 9 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Employee. Employee expressly acknowledges that Company competes on a worldwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company's trade secrets and other confidential and proprietary information. Employee further agrees that these restrictions allow Employee an adequate number and variety of employment alternatives, based on Employee's varied skills and abilities. Employee represents that Employee is willing and able to compete in other employment not prohibited by this Agreement.

      9.4 Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 9 and its subsections is unenforceable, the restrictions under this Section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable. Employee further agrees that the court may reform this Agreement to extend the one (1) year period of this covenant not to compete by an amount of time equal to any period in which Employee is in breach of this covenant.

10. CONFIDENTIALITY AND PROPRIETARY RIGHTS. Employee agrees to read, sign and abide by Company's [EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT], which is incorporated herein by reference.

11.   NON-SOLICITATION.

      11.1 Nonsolicitation of Customers or Prospects. Employee acknowledges that information about Company's customers is confidential and constitutes trade secrets. Accordingly, Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Employee will not either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

      11.2 Nonsolicitation of Company's Employees. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging or attempting to hire any of Company's employees or causing others to solicit or encourage any of Company's employees to discontinue their employment with Company.

12. INJUNCTIVE RELIEF. Employee acknowledges that Employee's breach of any of the covenants contained in sections 8-11 (collectively "Covenants") would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

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13.   AGREEMENT TO ARBITRATE. To the fullest extent permitted by law, Employee and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers' compensation, unemployment insurance benefits, breach of the Company's Employee Innovations and Proprietary Rights Agreement and Company's right to obtain injunctive relief pursuant to Section 12 above are excluded. For the purpose of this Agreement to arbitrate, references to "Company" include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Employee's claims arise out of or relate to their actions on behalf of Company.

      13.1 Consideration. The mutual promise by Company and Employee to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this Agreement to arbitrate.

      13.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

      13.3 Arbitration Procedure. The arbitration will be conducted in Boston, Massachusetts by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA"). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Massachusetts, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. Subject to the foregoing, the parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

      13.4 Costs of Arbitration. Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

14.   GENERAL PROVISIONS.

      14.1 Successors and Assigns. The rights and obligations of Company under this

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      Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee's rights or obligations under this Agreement.

      14.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

      14.3 Attorneys' Fees. Each side will bear its own attorneys' fees in any dispute unless a statutory Section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

      14.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

      14.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

      14.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts.

      14.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated, (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt: (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission, or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

      14.8 Survival. Sections 9 ("Post-Termination Non-Competition"), 10 ("Confidentiality and Proprietary Rights"), 11 ("Non-Solicitation"), 12 ("Injunctive Relief'), 13 ("Agreement to Arbitrate"), 14 ("General Provisions") and 15 ("Entire Agreement") of this Agreement shall survive Employee's employment by Company.

15. ENTIRE AGREEMENT. This Agreement, including the Company Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference, constitutes

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            the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of both Employee and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

      THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

                  [Remainder of page left blank intentionally]

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      IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date set forth in the first paragraph.

                                 CYNOSURE, INC.

                                 By: /s/ Horace Furumoto
                                     ---------------------------
                                     Name:  Horace Furumoto
                                     Title: President

                                     Address: 10 Elizabeth Drive
                                              Chelmsford, MA 01824

                                     ----------------------------

                                     /s/ Douglas J. Delaney
                                     ----------------------------
                                     Douglas J. Delaney

                                     Address: 331 Kensington Dr.
                                              Ridgewood, N.J. 07450

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